EXHIBIT 99.1

CONTACTS	For: Jennifer Weingartner
From: Tony DeFazio	Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Two Grocery-Anchored Shopping Centers

CINCINNATI, OH, August 27, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of two grocery-anchored shopping centers. These acquisitions added the first Save Mart grocery store-anchored shopping center and the first Shop ‘n Save grocery store-anchored shopping center to the Company’s portfolio. The Company has also expanded its portfolio’s geographic diversity by adding its first shopping center located in Missouri.

Contra Loma is a 74,616 square foot shopping center located in Antioch, California, approximately 45 miles northeast of San Francisco. The shopping center is anchored by a Save Mart grocery store, the No. 2 traditional grocer by market share in the San Francisco market.

South Oaks Plaza is an 112,300 square foot shopping center located in St. Louis, Missouri. The shopping center is 100 percent occupied and anchored by a Shop ‘n Save grocery store. Shop ‘n Save is the No. 2 traditional grocer by market share in the St. Louis market. When combined with the Shop ‘n Save lease, 100 percent of the rents received from the shopping center are derived from national tenants.

These acquisitions bring the Company’s total portfolio to 52 properties with 21 leading grocers in 19 states, with an aggregate portfolio purchase price of approximately $746.3 million.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of August 26, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 52 grocery-anchored shopping centers totaling approximately 5.5 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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